EXHIBIT 99.1

June 28, 2023

Craig White – President and Chief Executive Officer

Educational Development

5402 S. 122nd East Ave.

Tulsa, OK 74146

Dear Craig,

Since I did not stand for reelection to EDC’s Board of Directors and my three-year term is now complete, I am writing this letter to formalize my resignation from the Board of Directors, along with the associated Board Committees as of June 29, 2023.

It has been my pleasure to serve on the Board over the past three years. As we have discussed, my reason for resigning are purely personal in nature. I have no disagreements with the Board or any accounting or operational issues within the Company.

I wish the organization only the best for the future and will continue to monitor your progress and success.

Yours sincerely,

/s/ Josh Peters

Josh Peters